Exhibit 99.1

Albany International Reports Fourth-Quarter Results

Fourth-Quarter Financial Highlights

  Net sales were $177.5 million, a decrease of 7.4% compared to Q4 2014. Excluding currency effects, net sales decreased 3.2% (see Table 1).
  Adjusted EBITDA was $38.7 million, compared to $36.3 million in Q4 2014 (see Tables 6 and 7).
  Q4 2015 income attributable to the Company was $1.17 per share, compared to $0.25 in Q4 2014. Excluding adjustments (see Table 15), income attributable to the Company was $0.46 per share, compared to $0.35 in Q4 2014.
  Full-year net sales were $709.9 million, a decrease of 4.8%. Excluding currency effects, full-year net sales increased 0.6% compared to 2014 (see Table 8).
  Including a $14.0 million charge in Q2 2015 related to an AEC contract, full-year Adjusted EBITDA was $141.0 million in 2015, compared to $144.8 million in 2014 (see Tables 9 and 10).
  Net debt was $80.6 million at the end of December, a decrease of $18.1 million for Q4 2015 and $12.4 million for the full year (see Table 16).

ROCHESTER, N.H.--(BUSINESS WIRE)--February 8, 2016--Albany International Corp. (NYSE:AIN) reported that Q4 2015 income attributable to the Company was $37.6 million, including a net benefit of $29.8 million for income tax adjustments. Income attributable to the Company in Q4 2014 was $7.9 million, including net charges of $0.2 million for income tax adjustments.

Q4 2015 income before income taxes was $11.3 million, including restructuring charges of $9.9 million and losses of $0.6 million from foreign currency revaluation. Q4 2014 income before income taxes was $12.4 million, including a pension settlement charge of $8.2 million, restructuring charges of $1.7 million, and gains of $4.9 million from foreign currency revaluation.

Table 1 summarizes net sales and the effect of changes in currency translation rates:

Table 1
				Impact of	Percent
	Net Sales			Changes	Change
	Three Months ended			in Currency	excluding
	December 31,		Percent	Translation	Currency
(in thousands)	2015	2014	Change	Rates	Rate Effect
Machine Clothing (MC)	$145,004	$160,238	-9.5%	($7,364)	-4.9%
Albany Engineered Composites (AEC)	32,462	31,421	3.3%	(688)	5.5%
Total	$177,466	$191,659	-7.4%	($8,052)	-3.2%

Changes in currency translation rates, driven mainly by the stronger U.S. dollar, resulted in a $7.4 million decline in MC sales. Excluding the currency effect, MC sales were down compared to Q4 2014 due to a weak Brazilian economy, and in North America the combination of decline in the printing and writing market discussed in Q2 and stronger-than-normal year-end slowdowns in the packaging grades. Q4 2015 AEC sales included revenue of $5.1 million for customer reimbursement of development tooling.

Q4 2015 gross profit was $71.7 million, or 40.4% of net sales, compared to $72.9 million, or 38.0% of net sales, in the same period of 2014. MC gross profit was $68.8 million, or 47.4% of net sales, compared to $69.0 million, or 43.0% of net sales, in Q4 2014. The improvement in gross profit margin reflects lower costs of raw materials, improved productivity, and the effect of restructuring programs. Even though changes in currency translation rates had a significant effect on MC net sales, they once again had only a minor negative effect on gross profit principally due to the continuing weakness of the Brazilian real and Mexican peso. AEC gross profit was $3.3 million in Q4 2015, compared to $4.2 million in Q4 2014.

Selling, technical, general, and research (STG&R) expenses were $46.9 million, or 26.4% of net sales, in Q4 2015, compared to $50.3 million, or 26.3% of net sales, in Q4 2014. The decrease in STG&R compared to 2014 was principally due to changes in currency translation rates and cost reduction activities. The revaluation of nonfunctional-currency assets and liabilities resulted in fourth-quarter gains of $0.5 million in 2015 and $2.4 million in 2014.

The following table presents fourth-quarter expenses associated with internally funded research and development by segment:

Table 2
	Research and development
	expenses by segment
	Three Months ended
	December 31,
(in thousands)	2015	2014
Machine Clothing	$5,487	$6,043
Albany Engineered Composites	2,495	2,871
Corporate expenses	194	195
Total	$8,176	$9,109

The following table summarizes fourth-quarter operating income by segment:

Table 3
	Operating Income/(loss)
	Three Months ended
	December 31,
(in thousands)	2015	2014
Machine Clothing	$30,342	$33,120
Albany Engineered Composites	(1,843)	(697)
Corporate expenses	(13,634)	(11,609)
Pension settlement charge	-	(8,190)
Total	$14,865	$12,624

Segment operating income was affected by restructuring and currency revaluation as shown in Table 4 below. Q4 2015 restructuring charges were principally related to an early retirement program in the United States, and ongoing plant closure costs in Germany.

Table 4
	Expenses/(gain) in Q4 2015		Expenses/(gain) in Q4 2014
	resulting from		resulting from
(in thousands)	Restructuring	Revaluation	Restructuring	Revaluation
Machine Clothing	$8,282	($542)	$1,701	($2,115)
Albany Engineered Composites	-	-	-	(249)
Corporate expenses	1,635	-	-	1
Total	$9,917	($542)	$1,701	($2,363)

Q4 2015 Other income/expense, net, was expense of $1.6 million, including losses related to the revaluation of nonfunctional-currency balances of $1.1 million. Q4 2014 Other income/expense, net, was income of $2.4 million, including gains related to the revaluation of nonfunctional-currency balances of $2.6 million.

The following table summarizes currency revaluation effects on certain financial metrics:

Table 5
	Income/(loss) attributable
	to currency revaluation
	Three Months ended
	December 31,
(in thousands)	2015	2014
Operating income	$542	$2,363
Other income/(expense), net	(1,092)	2,560
Total	($550)	$4,923

The Company’s income tax rate, excluding tax adjustments, was 31.8% for Q4 2015, compared to 33.3% for the same period of 2014. In Q4 2015, the Company recorded net favorable discrete tax adjustments of $27.3 million, including a benefit of $28.6 million related to the elimination of the value of the Company’s investment in its German subsidiary, where manufacturing operations have now ceased. The Company also recorded a reduction of $2.5 million to Q4 2015 income taxes due to a decrease in the tax rate from Q3 2015. Discrete tax charges and the effect of a change in the estimated tax rate increased income tax expense by $0.2 million for Q4 2014.

The following tables summarize Adjusted EBITDA:

Table 6
Three Months ended December 31, 2015		Albany	Corporate
	Machine	Engineered	expenses	Total
(in thousands)	Clothing	Composites	and other	Company
Net income	$30,342	($1,843)	$8,967	$37,466
Interest expense, net	-	-	1,935	1,935
Income tax (benefit)	-	-	(26,185)	(26,185)
Depreciation and amortization	9,425	3,295	2,113	14,833
EBITDA	39,767	1,452	(13,170)	28,049
Restructuring expenses, net	8,282	-	1,635	9,917
Foreign currency revaluation (gains)/losses	(542)	-	1,092	550
Pretax loss attributable to noncontrolling interest in ASC	-	135	-	135
Adjusted EBITDA	$47,507	$1,587	($10,443)	$38,651

Table 7
Three Months ended December 31, 2014		Albany	Corporate
	Machine	Engineered	expenses	Total
(in thousands)	Clothing	Composites	and other	Company
Net income	$33,120	($697)	($24,318)	$8,105
Interest expense, net	-	-	2,592	2,592
Income tax expense	-	-	4,316	4,316
Depreciation and amortization	10,996	3,499	2,056	16,551
EBITDA	44,116	2,802	(15,354)	31,564
Restructuring and other, net	1,701	-	-	1,701
Foreign currency revaluation (gains)/losses	(2,115)	(249)	(2,559)	(4,923)
Pension settlement charge	-	-	8,190	8,190
Pretax income attributable to noncontrolling interest in ASC	-	(275)	-	(275)
Adjusted EBITDA	$43,702	$2,278	($9,723)	$36,257

Capital spending was $10.3 million for Q4 2015, compared to $12.3 million for Q4 2014. Depreciation and amortization was $14.8 million for Q4 2015, compared to $16.6 million for Q4 2014.

CFO Comments

CFO and Treasurer John Cozzolino commented, “Net debt (total debt less cash) in Q4 decreased $18 million to $81 million, bringing the full-year decline in net debt to $12 million (see Table 16). Both components of net debt, total debt and cash, improved in Q4 as total debt dropped $5 million to $266 million and cash increased $13 million to $185 million. The Company’s leverage ratio, as defined in our primary debt agreements, decreased from 1.30 at the end of 2014 to 1.27 at the end of this year. Capital expenditures for the year were $51 million. We expect 2016 and 2017 to be peak years for capital spending in support of the LEAP ramp and as a result are currently estimating total Company spending for 2016 to be $75 million to $85 million. The Company’s income tax rate, excluding tax adjustments, was 32% in 2015 and is currently estimated to range from 30% to 35% in 2016. Cash paid for income taxes during the year was about $18 million and is expected to total $20 million to $25 million in 2016.

“In Q4 2015, the Company recorded a $29 million tax benefit related to the elimination of its investment in its German subsidiary. The Company expects that most of this tax benefit will be utilized to lower cash taxes related to future repatriations.”

CEO Comments

President and CEO Joe Morone said, “Q4 was another good quarter for Albany International. Both businesses continued to perform well, as once again MC generated strong margins and AEC continued to grow and progress toward the LEAP ramp. Company-wide cash flow was strong, with net debt declining $18 million to $81 million.

“In MC, full-year sales excluding currency were essentially flat, despite soft Q4 sales due to the economic weakness in key markets. Profitability was outstanding. Adjusted EBITDA for the quarter and for the full year was 9% ahead of 2014. Roughly half of this increase was due to the favorable impact of the strong dollar on currency translation. The rest of the increase was from several sources: the shutdown of our plant in Germany, restructuring activities that reduced STG&R expense, lower cost of raw material due to lower energy prices, and higher labor productivity across many of our plants. In Q4, MC took an additional step to reduce STG&R expense by implementing an early retirement program for its salaried employees in the U.S.

“Q4 2015 was also a good quarter for MC on the technology and new products front. The new composite technology platform continues to gain momentum at the high end of the tissue and towel market, and we are encouraged by initial trials in the packaging market. Finally, we successfully completed negotiations to renew our contracts with two of our largest customers, one in the U.S. and one in Europe. Although competitive pricing pressures persist in all of our markets around the world, our prices were for the most part stable in Q4.

“AEC sales excluding currency grew almost 14% for the full year. The growth was driven by a combination of higher development and parts sales associated with the LEAP, Joint Strike Fighter (JSF) LiftFan®, and GE9X fan case programs. Most importantly, AEC continued to make good progress in preparation for the LEAP ramp, which begins late this year. In R&D and business development, good progress also continued on several fronts. In addition to continuing to support advances in the LEAP program, and to position ourselves for content on both the engine and airframe for next-generation single-aisle aircraft, our efforts were focused on several new platforms that have the potential to generate initial revenue either later this decade or in the first half of the next decade. The most significant of these new platforms are Boeing’s 777x aircraft; a new mid-size airplane that Boeing is reported to be considering; the Department of Defense’s JSF and Long Range Strike Bomber; and new supercar and premium sports and luxury vehicles in the high end of the automotive market.

“As for our outlook, our near- and long-term expectations for both businesses remain unchanged. To reiterate the view we expressed about MC last quarter, notwithstanding the 9% increase in Adjusted EBITDA in 2015, we continue to view MC as a business capable of generating steady year-over-year Adjusted EBITDA and cash flow, with annual Adjusted EBITDA in the range of $180 million to $195 million. Despite the likelihood of a slower start this year than last due to continued strong economic headwinds in key markets, and barring further deterioration in the macroeconomic environment, our strong margins and continuing productivity improvements should make it possible for us to keep well within that normal Adjusted EBITDA range.

“For AEC, we anticipate annual revenue growth of roughly 5-10%, with some upside depending on a host of variables related to the LEAP ramp. EBITDA should also improve, at a steeper rate than sales. But the real significance of 2016 is that it represents the final year of preparation for the LEAP ramp, and so our highest priority will be on continuing efforts to improve yield, accelerate cost reduction, and prepare our Mexican plant for start-up in 2017. Assuming Airbus and Boeing do indeed increase production of the A320neo and 737MAX to roughly 60 aircraft per month by the end of the decade, AEC will need to manufacture over 40,000 blades and 2,000 fan cases a year by 2020, compared to roughly 2,500 blades and 100 cases in 2015. At these levels of production, LEAP revenue should grow from $50 million in 2015 to close to $200 million by 2020. Total AEC revenue, assuming no new programs beyond the ones already secured (an assumption we hope is conservative), should grow from $100 million in 2015 to roughly $250 million in 2020. The steepest ramps in production and therefore in AEC revenue and income will likely be in 2017 and 2018.

“2016 should also be a pivotal year for AEC’s legacy operations, which accounted for 40% of AEC’s 2015 revenue and were responsible for a significant drag on AEC profitability. In January, we announced internally that we plan to consolidate most of our legacy programs, which are currently spread over two plants, into our facility in Boerne, Texas. At the same time, we are finalizing with Rolls-Royce a long-term supply agreement for production of composite parts for the JSF LiftFan. The expected growth from this program as demand begins to ramp in 2017, coupled with the program consolidation into Boerne, should drive significant improvements in margins by the second half of 2017.

“So in sum, performance in both businesses was strong in Q4 and for the full year, and we expect performance to remain strong in 2016. Despite the significant economic headwinds and barring further deterioration in the macroeconomic environment, we look for MC to generate Adjusted EBITDA well within its normal range. And for AEC, we expect roughly 5-10% revenue growth coupled with improving profitability in this the final year of the lead-up to the LEAP ramp.”

The Company plans a webcast to discuss fourth-quarter 2015 financial results on Tuesday, February 9, at 9:00 a.m. Eastern Time. For access, go to www.albint.com.

About Albany International Corp.

Albany International is a global advanced textiles and materials processing company, with two core businesses. Machine Clothing is the world’s leading producer of custom-designed fabrics and belts essential to production in the paper, nonwovens, and other process industries. Albany Engineered Composites is a rapidly growing supplier of highly engineered composite parts for the aerospace industry. Albany International is headquartered in Rochester, New Hampshire, operates 19 plants in 10 countries, employs 4,000 people worldwide, and is listed on the New York Stock Exchange (Symbol AIN). Additional information about the Company and its products and services can be found at www.albint.com.

This release contains certain items, such as earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA, sales excluding currency effects, income tax rate excluding adjustments, net debt, net income attributable to the Company, excluding adjustments (on an absolute and per-share basis), and certain income and expense items on a per-share basis that could be considered non-GAAP financial measures. Such items are provided because management believes that, when presented together with the GAAP items to which they relate, they provide additional useful information to investors regarding the Company’s operational performance. Presenting increases or decreases in sales, after currency effects are excluded, can give management and investors insight into underlying sales trends. An understanding of the impact in a particular quarter of specific restructuring costs, or other gains and losses, on operating income or EBITDA can give management and investors additional insight into quarterly performance, especially when compared to quarters in which such items had a greater or lesser effect, or no effect. All non-GAAP financial measures in this release relate to the Company’s continuing operations.

The effect of changes in currency translation rates is calculated by converting amounts reported in local currencies into U.S. dollars at the exchange rate of a prior period. That amount is then compared to the U.S. dollar amount reported in the current period. The Company calculates Income tax adjustments by adding discrete tax items to the effect of a change in tax rate for the reporting period. The Company calculates its income tax rate, exclusive of income tax adjustments, by removing income tax adjustments from total Income tax expense, then dividing that result by Income before income taxes. The Company calculates EBITDA by removing the following from Net income: Interest expense net, Income tax expense, Depreciation and amortization, and Income or loss from Discontinued Operations. Adjusted EBITDA is calculated by: adding to EBITDA costs associated with restructuring and pension settlement charges; adding (or subtracting) revaluation losses (or gains); subtracting (or adding) gains (or losses) from the sale of buildings or investments; subtracting insurance recovery gains; and subtracting Income attributable to the noncontrolling interest in Albany Safran Composites (ASC). The Company believes that EBITDA and Adjusted EBITDA provide useful information to investors because they provide an indication of the strength and performance of the Company's ongoing business operations, including its ability to fund discretionary spending such as capital expenditures and strategic investments, as well as its ability to incur and service debt. While depreciation and amortization are operating costs under GAAP, they are noncash expenses equal to current period allocation of costs associated with capital and other long-lived investments made in prior periods.

While restructuring expenses, foreign currency revaluation losses or gains, pension settlement charges, insurance-recovery gains, and gains or losses from sales of buildings or investments have an impact on the Company's net income, removing them from EBITDA can provide, in the opinion of the Company, a better measure of operating performance. EBITDA is also a calculation commonly used by investors and analysts to evaluate and compare the periodic and future operating performance and value of companies. EBITDA, as defined by the Company, may not be similar to EBITDA measures of other companies. Such EBITDA measures may not be considered measurements under GAAP, and should be considered in addition to, but not as substitutes for, the information contained in the Company’s statements of income.

The Company discloses certain income and expense items on a per-share basis. The Company believes that such disclosures provide important insight into underlying quarterly earnings and are financial performance metrics commonly used by investors. The Company calculates the quarterly per-share amount for items included in continuing operations by using the estimated effective annual tax rate and the weighted average number of shares outstanding for each period. Year-to-date earnings per-share effects are determined by adding the amounts calculated at each reporting period.

Table 8
				Impact of	Percent
	Net Sales			Changes	Change
	Years ended			in Currency	excluding
	December 31,		Percent	Translation	Currency
(in thousands)	2015	2014	Change	Rates	Rate Effect
Machine Clothing (MC)	$608,581	$655,026	-7.1%	($38,015)	-1.3%
Albany Engineered Composites (AEC)	101,287	90,319	12.1%	(1,594)	13.9%
Total	$709,868	$745,345	-4.8%	($39,609)	0.6%
Table 9
Year ended December 31, 2015		Albany	Corporate
	Machine	Engineered	expenses	Total
(in thousands)	Clothing	Composites	and other	Company
Net income	$141,311	($28,478)*	($55,568)	$57,265
Interest expense, net	-	-	9,984	9,984
Income tax (benefit)	-	-	(5,787)	(5,787)
Depreciation and amortization	39,503	12,140	8,471	60,114
EBITDA	180,814	(16,338)	(42,900)	121,576
Restructuring expenses, net	22,211	-	1,635	23,846
Foreign currency revaluation losses/(gains)	(5,075)	(17)	1,498	(3,594)
Gain on sale of investment	-	-	(872)	(872)
Pre-tax loss attributable to noncontrolling interest in ASC	-	20	-	20
Adjusted EBITDA	$197,950	($16,335)	($40,639)	$140,976
*includes $14 million BR725 charge
Table 10
Year ended December 31, 2014		Albany	Corporate
	Machine	Engineered	expenses	Total
(in thousands)	Clothing	Composites	and other	Company
Net income	$136,450	($10,483)	($84,218)	$41,749
Interest expense, net	-	-	10,713	10,713
Income tax expense	-	-	25,751	25,751
Depreciation and amortization	45,066	10,880	8,346	64,292
EBITDA	181,516	397	(39,408)	142,505
Restructuring and other, net	4,828	931	-	5,759
Foreign currency revaluation (gains)/losses	(3,921)	(15)	(6,374)	(10,310)
Gain on insurance recovery	-	-	(1,126)	(1,126)
Pension settlement charge	-	-	8,190	8,190
Pretax income attributable to noncontrolling interest in ASC	-	(211)	-	(211)
Adjusted EBITDA	$182,423	$1,102	($38,718)	$144,807

Table 11
Three Months ended December 31, 2015 (in thousands, except per share amounts)	Pre-tax amounts	Tax Effect	After-tax Effect	Per Share Effect
Restructuring and other, net	$9,917	$3,154	$6,763	$0.21
Foreign currency revaluation losses	550	175	375	0.01
Net discrete income tax benefit	-	27,287	27,287	0.85
Favorable effect of change in income tax rate	-	2,489	2,489	0.08
Table 12
Three Months ended December 31, 2014 (in thousands, except per share amounts)	Pre-tax amounts	Tax Effect	After-tax Effect	Per Share Effect
Restructuring and other, net	$1,701	$566	$1,135	$0.04
Foreign currency revaluation gains	4,923	1,639	3,284	0.10
Pension settlement charge	8,190	3,194	4,996	0.16
Net discrete income tax charge	-	1,033	1,033	0.03
Favorable effect of change in income tax rate	-	858	858	0.03
Table 13
Year ended December 31, 2015 (in thousands, except per share amounts)	Pre-tax amounts	Tax Effect	After-tax Effect	Per Share Effect
Restructuring and other, net	$23,846	$8,434	$15,412	$0.48
Foreign currency revaluation gains	3,594	1,422	2,172	0.07
Gain on sale of investment	872	331	541	0.02
Net discrete income tax benefit	-	22,174	22,174	0.69
Charge for revision in estimated contract profitability	14,000	5,180	8,820	0.28
Table 14
Year ended December 31, 2014 (in thousands, except per share amounts)	Pre-tax amounts	Tax Effect	After-tax Effect	Per Share Effect
Restructuring and other, net	$5,759	$2,015	$3,744	$0.12
Foreign currency revaluation gains	10,310	3,535	6,775	0.21
Gain on insurance recovery	1,126	-	1,126	0.04
Pension settlement charge	8,190	3,194	4,996	0.16
Net discrete income tax charge	-	3,242	3,242	0.10

The following table contains the calculation of net income per share attributable to the Company, excluding adjustments:

Table 15
	Three Months ended		Year ended
	December 31,		December 31,
Per share amounts (Basic)	2015	2014	2015	2014
Net income attributable to the Company, reported	$1.17	$0.25	$1.79*	$1.31
Adjustments:
Restructuring charges	0.21	0.04	0.48	0.12
Discrete tax charges/(benefit) and effect of change in income tax rate	(0.93)	-	(0.69)	0.10
Foreign currency revaluation (gains)/ losses	0.01	(0.10)	(0.07)	(0.21)
Pension settlement charge	-	0.16	-	0.16
Gains from sale of investment/insurance recovery	-	-	(0.02)	(0.04)
Net income attributable to the Company, excluding adjustments	$0.46	$0.35	$1.49	$1.44
*includes $0.28 per share for BR725 charge

The following table contains the calculation of net debt:

Table 16
(in thousands)	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	December 31, 2013
Notes and loans payable	$587	$390	$543	$496	$661	$625
Current maturities of long-term debt	16	50,016	50,015	50,015	50,015	3,764
Long-term debt	265,080	220,084	252,088	232,092	222,096	300,111
Total debt	265,683	270,490	302,646	282,603	272,772	304,500
Cash and cash equivalents	185,113	171,780	182,474	170,838	179,802	222,666
Net debt	$80,570	$98,710	$120,172	$111,765	$92,970	$81,834

This press release may contain statements, estimates, or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will,” “should,” “look for,” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties (including, without limitation, those set forth in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q) that could cause actual results to differ materially from the Company’s historical experience and our present expectations or projections.

Forward-looking statements in this release or in the webcast include, without limitation, statements about macroeconomic and paper industry trends and conditions during 2016 and in future years; expectations in 2016 and in future periods of sales, EBITDA, Adjusted EBITDA, income, gross profit, gross margin and other financial items in each of the Company’s businesses and for the Company as a whole; the timing and impact of production and development programs in the Company’s AEC business segment and AEC sales growth potential; the amount and timing of capital expenditures, future tax rates and cash paid for taxes, depreciation and amortization; future debt and net debt levels and debt covenant ratios; the timeline for ASC’s planned facility in Mexico; and changes in currency rates and their impact on future revaluation gains and losses. Furthermore, a change in any one or more of the foregoing factors could have a material effect on the Company’s financial results in any period. Such statements are based on current expectations, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

Statements expressing management’s assessments of the growth potential of its businesses, or referring to earlier assessments of such potential, are not intended as forecasts of actual future growth, and should not be relied on as such. While management believes such assessments to have a reasonable basis, such assessments are, by their nature, inherently uncertain. This release and earlier releases set forth a number of assumptions regarding these assessments, including historical results, independent forecasts regarding the markets in which these businesses operate, and the timing and magnitude of orders for our customers’ products. Historical growth rates are no guarantee of future growth, and such independent forecasts and assumptions could prove materially incorrect, in some cases.

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

Three Months Ended			Years Ended
December 31,			December 31,
2015	2014		2015	2014

$177,466	$191,659	Net sales	$709,868	$745,345
105,800	118,795	Cost of goods sold	431,182	453,710

71,666	72,864	Gross profit	278,686	291,635
35,518	34,411	Selling, general, and administrative expenses	146,192	147,198
11,366	15,938	Technical, product engineering, and research expenses	44,753	59,128
9,917	1,701	Restructuring expenses, net	23,846	5,759
-	8,190	Pension settlement expense	-	8,190

14,865	12,624	Operating income	63,895	71,360
1,935	2,592	Interest expense, net	9,984	10,713
1,649	(2,389)	Other expense/(income), net	2,433	(6,853)

11,281	12,421	Income before income taxes	51,478	67,500
(26,185)	4,316	Income tax (benefit)/expense	(5,787)	25,751

37,466	8,105	Net income	57,265	41,749
(114)	188	Net (loss)/income attributable to the noncontrolling interest	(14)	180
$37,580	$7,917	Net income attributable to the Company	$57,279	$41,569

$1.17	$0.25	Earnings per share attributable to Company shareholders - Basic	$1.79	$1.31

$1.17	$0.25	Earnings per share attributable to Company shareholders - Diluted	$1.79	$1.30

		Shares of the Company used in computing earnings per share:
32,016	31,859	Basic	31,978	31,832

32,059	32,006	Diluted	32,088	31,988

$0.17	$0.16	Dividends per share, Class A and Class B	$0.67	$0.63

ALBANY INTERNATIONAL CORP.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	December 31,	December 31,
	2015	2014
ASSETS
Cash and cash equivalents	$185,113	$179,802
Accounts receivable, net	146,383	158,237
Inventories	106,406	107,274
Income taxes prepaid and deferred	2,927	6,743
Asset held for sale	4,988	-
Prepaid expenses and other current assets	6,243	8,074
Total current assets	452,060	460,130

Property, plant and equipment, net	357,470	395,113
Intangibles	154	385
Goodwill	66,373	71,680
Income taxes receivable and deferred	108,945	69,540
Other assets	24,560	32,456
Total assets	$1,009,562	$1,029,304

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes and loans payable	$587	$661
Accounts payable	26,753	34,787
Accrued liabilities	91,785	95,149
Current maturities of long-term debt	16	50,015
Income taxes payable and deferred	7,090	2,786
Total current liabilities	126,231	183,398

Long-term debt	265,080	222,096
Other noncurrent liabilities	101,544	103,079
Deferred taxes and other credits	14,154	7,163
Total liabilities	507,009	515,736

SHAREHOLDERS' EQUITY
Preferred stock, par value $5.00 per share; authorized 2,000,000 shares; none issued	-	-
Class A Common Stock, par value $.001 per share; authorized 100,000,000 shares; issued 37,238,913 in 2015 and 37,085,489 in 2014	37	37
Class B Common Stock, par value $.001 per share; authorized 25,000,000 shares; issued and outstanding 3,235,048 in 2015 and 2014	3	3
Additional paid in capital	423,108	418,972
Retained earnings	491,950	456,105
Accumulated items of other comprehensive income:
Translation adjustments	(108,655)	(55,240)
Pension and postretirement liability adjustments	(48,725)	(51,666)
Derivative valuation adjustment	(1,464)	(861)
Treasury stock (Class A), at cost 8,455,293 shares in 2015 and 8,459,498 in 2014	(257,391)	(257,481)
Total Company shareholders' equity	498,863	509,869
Noncontrolling interest	3,690	3,699
Total equity	502,553	513,568
Total liabilities and shareholders' equity	$1,009,562	$1,029,304

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOW
(in thousands)
(unaudited)

Three Months Ended			Years Ended
December 31,			December 31,
2015	2014		2015	2014
		OPERATING ACTIVITIES
$37,466	$8,105	Net income	$57,265	$41,749
		Adjustments to reconcile net income to net cash provided by operating activities:
13,124	14,455	Depreciation	52,974	56,575
1,709	2,096	Amortization	7,140	7,717
(28,295)	(10,820)	Change in long-term liabilities, deferred taxes and other credits	(27,358)	(10,725)
608	629	Provision for write-off of property, plant and equipment	867	1,915
(13)	-	Fair value adjustment on asset held for sale	3,212	-
103	8,331	Write-off of pension liability adjustment due to settlement	103	8,331
-	(165)	Gain on disposition or involuntary conversion of assets	(1,056)	(1,126)
(21)	(40)	Excess tax benefit of options exercised	(624)	(201)
422	224	Compensation and benefits paid or payable in Class A Common Stock	1,707	1,384

		Changes in operating assets and liabilities that provide/(use) cash:
3,983	(16,493)	Accounts receivable	(404)	(6,564)
2,480	11,494	Inventories	(8,277)	(744)
2,110	1,043	Prepaid expenses and other current assets	1,253	1,318
(2,564)	2,452	Income taxes prepaid and receivable	(3,156)	2,566
(1,534)	3,507	Accounts payable	(6,001)	640
1,220	(2,777)	Accrued liabilities	2,081	(11,042)
5,085	775	Income taxes payable	9,072	1,535
809	(2,620)	Other, net	7,139	(9,132)
36,692	20,196	Net cash provided by operating activities	95,937	84,196

		INVESTING ACTIVITIES
(8,933)	(12,118)	Purchases of property, plant and equipment	(48,622)	(58,224)
(1,384)	(145)	Purchased software	(1,973)	(649)
-	165	Proceeds from sale or involuntary conversion of assets	2,797	1,126
(10,317)	(12,098)	Net cash used in investing activities	(47,798)	(57,747)

		FINANCING ACTIVITIES
50,308	3,306	Proceeds from borrowings	95,126	13,396
(55,115)	(14,200)	Principal payments on debt	(102,215)	(45,124)
(2)	-	Debt acquisition costs	(1,673)	-
98	163	Proceeds from options exercised	1,897	773
21	40	Excess tax benefit of options exercised	624	201
(5,442)	(5,096)	Dividends paid	(21,088)	(19,729)
(10,132)	(15,787)	Net cash used in financing activities	(27,329)	(50,483)

(2,910)	(7,970)	Effect of exchange rate changes on cash and cash equivalents	(15,499)	(18,830)

13,333	(15,659)	Increase/(decrease) in cash and cash equivalents	5,311	(42,864)
171,780	195,461	Cash and cash equivalents at beginning of period	179,802	222,666
$185,113	$179,802	Cash and cash equivalents at end of period	$185,113	$179,802

CONTACT:
Albany International Corp.
Investors
John Cozzolino, 518-445-2281
john.cozzolino@albint.com
or
Media
Susan Siegel, 603-330-5866
susan.siegel@albint.com